Exhibit 5.1

March 17, 2015

EOG Resources, Inc.

1111 Bagby, Sky Lobby 2

Houston, Texas 77002

Re:                             EOG Resources, Inc.

Registration Statement on Form S-3

File No. 333-185655

Ladies and Gentlemen:

We have acted as special counsel to EOG Resources, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-185655) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $1,000,000,000 aggregate principal amount of debt securities, consisting of $500,000,000 aggregate principal amount of 3.15% Senior Notes due 2025 (the “First Series”) and $500,000,000 aggregate principal amount of 3.90% Senior Notes due 2035 (the “Second Series” and, collectively with the First Series, the “Securities”) of the Company to be issued under an Indenture, dated as of May 18, 2009, between the Company and Wells Fargo Bank, NA, as trustee (in such capacity, the “Trustee”), as supplemented by an officers’ certificate setting forth the specific terms applicable to the Securities (as so supplemented, the “Indenture”) and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated as of March 12, 2015, among the Company on the one hand, and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (together, the “Underwriters”), on the other hand. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Securities will conform to the specimen thereof we have reviewed. We have also assumed that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

1111 Louisiana Street, 44th Floor / Houston, Texas 77002-5200 / 713.220.5800 / fax: 713.236.0822 / akingump.com

EOG Resources, Inc.

March 17, 2015

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Securities have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Securities will be valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.                                    We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and the General Corporation Law of the State of Delaware.

B.                                    The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law), and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution. We express no opinion as to the enforceability of Sections 113, 515 or 1301 of the Indenture.

C.                                    This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the preliminary Prospectus Supplement dated March 12, 2015 and the Prospectus Supplement dated March 12, 2015, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.